Exhibit 10.2

Dated 2 May 2007

(1) Blockbuster UK Limited

and

(2) The Game Group PLC

TAX DEED

relating to the sale and purchase of the entire issued

share capital of Games Station Limited

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

Ref: HBO/MIT2.17b/108022.00003

Table of Contents

1.	Definitions and Interpretation	1

2.	Covenant	5

3.	Limitation of Covenantor’s Liability	5

4.	Payment Date and Interest	8

5.	Grossing up	9

6.	Recovery from other persons	10

7.	Overprovisions, Refunds and Savings	10

8.	Purchaser’s Covenant	12

9.	Corporation Tax Returns	12

10.	Disputes and Conduct of Tax Claims	14

11.	Group Relief	16

12.	VAT	17

13.	Transfer Pricing	19

14.	Third Party Rights	19

15.	General	20

	Schedule 1	21

	The Companies	21

-i-

THIS DEED is made the 2nd day of May 2007

BETWEEN

(1)	Blockbuster UK Limited (registered in England with number 03688793) whose registered office is at Harefield Place, The Drive, Uxbridge, Middlesex, UB10 8AQ (the “Covenantor”);

(2)	The Game Group PLC (registered in England with number 0875835) whose registered office is at Unity House, Telford Road, Basingstoke, Hampshire, RG21 6YJ (the “Purchaser”).

RECITAL

By an Agreement (hereinafter referred to as the “Sale Agreement”) of even date herewith and made between the Covenantor (1) and the Purchaser (2) the Covenantor agreed to sell the whole of the issued share capital of Games Station Limited to the Purchaser and the Covenantor agreed on completion of such sale to enter into this Deed.

THIS DEED WITNESSES as follows:

1.	Definitions and Interpretation

In this Deed:

1.1	Words and expressions defined in the Sale Agreement have the same meaning except where otherwise provided or unless there is something in the subject matter or context that is inconsistent with them.

1.2	Defined terms:

“Company” means each, any or all of the companies whose respective names, registered numbers and registered offices are set out in Schedule 1 as the context shall require;

“Corporation Tax” means the corporation tax chargeable under section 6 of the TA 88 at the rate generally applicable to such companies (disregarding the provisions of section 13 and section 13AA of the TA 88) or tax of a similar nature if enacted in addition to or in substitution for corporation tax;

“Dispute” means any Tax Claim where conduct is delegated to the Covenantor pursuant to sub-clause 10.2 of this Deed or where the Company is requested to take any action pursuant to sub-clause 10.3 of this Deed;

“Effective Rate of Corporation Tax” means in relation to any period the time weighted average of the rates of Corporation Tax for the financial years falling wholly or partly in that period;

“Event” means any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Purchaser is a party thereto and for the avoidance of doubt includes the execution of the Sale Agreement and completion of the sale of the Shares to the Purchaser;

“Group Relief” means:

(a)	losses or other amounts eligible for group relief in accordance with Chapter IV of Part X of the TA 88; and/or

(b)	the benefit of any amount of advance corporation tax which may be surrendered in accordance with section 240 of the TA 88; and/or

(c)	any refund of tax which may be surrendered under section 102 of the Finance Act 1989; and/or

(d)	eligible unrelieved foreign tax which may be surrendered in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (S.I. 2001 No. 1163);

“Group Reallocation” means:

(a)	the notional transfer of any asset in accordance with section 171A of the TCGA; and/or

(b)	the reallocation of any gain or loss accruing under section 179 of the TCGA in accordance with section 179A of the TCGA; and/or

(c)	the reallocation of a degrouping charge pursuant to paragraph 66 of Schedule 29 to the Finance Act 2002; and/or

(d)	the rollover of any gain or loss accruing under section 179 of the TCGA in accordance with section 179B of the TCGA; and/or

(e)	the rollover of any gain or loss pursuant to section 175 of the TCGA;

“Liability for Taxation” means:

(a)	any liability of the Company to make a payment of or in respect of Taxation whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons;

(b)	the set-off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Post Completion Relief or Working Capital Relief in circumstances where, but for such set-off or use, the Company would have had a liability to make a payment of or in respect of Taxation for which the Purchaser would have been able to make a claim against the Covenantor under this Deed in which case the amount of the Liability for Taxation shall be the amount of Taxation saved by the Company as a result of such set-off or use PROVIDED THAT, for the purposes of this Deed, it shall be assumed that other Reliefs are, to the extent allowed by law, set-off or used in priority to Post Completion Reliefs and if it cannot be determined whether a Post Completion Relief or another Relief is used it shall be assumed that another Relief is used in priority to a Post Completion Relief; and

(c)	the loss of any right to repayment of Taxation (including any repayment supplement) which is treated as an asset in the Final Adjustment Statement of the Company in which case the amount of the Liability for Taxation shall be the amount of the right to repayment and any related repayment supplement;

(d)	the loss, reduction, modification or cancellation of a Working Capital Relief in which case the amount of the liability for Taxation shall be the amount of Taxation that would have been saved but for such loss reduction, modification or cancellation;

(e)	any liability of the Company to pay for, or repay any amount paid to the Company for, any surrender of Group Relief made pursuant to an arrangement entered into on or before Completion.

“Post Completion Relief” means any Relief or right to repayment of Taxation (including any repayment supplement) which is not available to the Company before Completion but is available to the Company after Completion;

“Purchaser Associate” means:

(a)	the Purchaser;

(b)	the Company; and

(c)	any company or person (other than the Company) that may be treated for the purposes of any Taxation as being at any time after Completion either a member of the same group of companies as the Purchaser or the Company or otherwise associated with the Purchaser or the Company;

“Relief” means any loss, relief, allowance, credit, exemption or set-off in respect of Taxation or any deduction in computing gross receipts, income, profits or gains for the purposes of Taxation;

“Seller Associate” means:

(a)	the Covenantor;

(b)	any company or person (other than the Company) that may be treated for the purposes of any Taxation at any time (whether before, on or after Completion) as being either a member of the same group of companies as the Covenantor or otherwise associated with the Covenantor ; and

(c)	any company or person (other than the Company) that may be treated for the purposes of any Taxation as being at any time prior to Completion either a member of the same group of companies as the Company or otherwise associated with the Company;

“Tax” or “Taxation” means:

(a)	all forms of direct and indirect taxation and statutory, governmental, duties (including stamp duties), imposts, contributions, levies, withholdings or liabilities of the UK whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other measure (including without limitation social security contributions and any other payroll taxes but not including local authority rates) however imposed (whether by way of a withholding or deduction for on an account of tax or otherwise); and

(b)	any penalty, fine, surcharge or interest payable in connection with any Taxation within sub-clause (a) above other than to the extent attributable to the unreasonable delay or default of the Company or the Purchaser after Completion or the failure of the Purchaser to comply with its obligations under the Sale Agreement or this Deed;

“Taxation Authority” means HM Revenue & Customs, the Inland Revenue, Customs & Excise, the Department for Work and Pensions and any other governmental or other authority whatsoever competent to impose any Taxation in the United Kingdom or elsewhere;

“Taxation Statute” means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bylaws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

“Tax Claim” means any assessment, self-assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, the preparation or submission of any assessment, self-assessment, notice, letter or other document by the Company or the Purchaser or any other matter or circumstance from which it appears that the Company or the Purchaser is or may be or may become subject to a Liability for Taxation or other liability in respect of which the Covenantor is or may be liable under this Deed or the Warranties that relate to Tax and, for this purpose, the limitations in sub-clause 3.3 of this Deed shall be disregarded; and

“VAT” means value added tax in the UK and any equivalent tax on sales or turnover and any tax supplementing or replacing the same.

“Working Capital Relief” means any Relief taken into account in the Final Adjustment Statement.

1.3	The table of contents and headings and sub-headings are for convenience only and shall not affect the construction of this Deed.

1.4	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Deed shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s successors or assigns.

1.5	The words “other”, “include” and “including” do not connote limitation in any way.

1.6	References to schedules, clauses and sub-clauses are to (respectively) schedules to, and clauses and sub-clauses of this Deed (unless otherwise specified).

1.7	References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.8	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.9	References to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.10	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

2.	Covenant

Subject as hereinafter provided the Covenantor hereby covenants to pay to the Purchaser an amount equal to:

2.1	any Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

2.2	any Liability for Taxation for which the Company would not have been liable but for being treated as being or having been a member of the same group as or associated with any Seller Associate for the purposes of any Tax;

2.3	any liability of the Company to pay an amount to the Covenantor pursuant to clause 13;

2.4	any amount which the Company is required by HM Revenue & Customs to pay or repay to HM Revenue & Customs in connection with any amount which it (or the Relevant Representative Member) has previously recovered by way of credit or repayment from HM Revenue & Customs in relation to incorrectly claimed input tax incurred by it (or the Relevant Representative Member) on any acquisition made by it of second hand goods prior to Completion; and

2.5	all reasonable third party costs and expenses properly incurred and payable by the Company or the Purchaser in connection with any Liability for Taxation under this clause 2 or otherwise in successfully taking or defending any action under this Deed.

3.	Limitation of Covenantor’s Liability

3.1	The covenant given by clause 2 above shall not cover any Liability for Taxation or other liability:

3.1.1	to the extent that a provision or reserve in respect of such liability is made in the Final Adjustment Statement or to the extent that such liability is taken into account in computing the amount of any such provision or reserve; or

3.1.2	to the extent that such liability was discharged (whether by payment or by the use or set-off of any Relief) on or before Completion and such discharge was taken into account in the Final Adjustment Statement; or

3.1.3	to the extent that the Purchaser has made recovery in respect of that liability by means of a claim for breach of any of the Warranties under the Sale Agreement or pursuant to any other agreement with the Covenantor or any other person or to the extent that recovery has already been made under this Deed in respect of the same subject matter; or

3.1.4	to the extent such liability arises or is increased as a result of any increase in rates of Taxation, variation in the method of applying or calculating the rate of Taxation, any change in law, rule, regulation or published practice, any change of published interpretation on the basis of case law or any withdrawal of any extra-statutory concession by a Taxation Authority made after the date of the Completion; or

3.1.5	to the extent that such liability arises as a result of a change after Completion in any accounting practice or principles, accounting policy or any Taxation reporting practice of any Purchaser Associate other than as required to bring such accounting practice into line with generally accepted accounting practice; or

3.1.6	to the extent that such liability arises directly or indirectly as a result of:

(a)	the payment of any unusual or abnormal dividend by the Company after Completion;

(b)	the change of the date to which the Company makes up its accounts; or

(c)	the cessation of, or any change in the nature or conduct of, any business carried on by the Company occurring after Completion; or

3.1.7	to the extent that such liability is attributable to the Company ceasing to be entitled to the small companies’ rate of corporation tax whether by virtue of an increase in the level of profits for the accounting period during which Completion takes place that are attributable to the period following Completion or by virtue of an increase in the number of associated companies of the Company after Completion; or

3.1.8	to the extent that such liability arises or is increased due to the fact that any instalment of corporation tax (within the meaning of section 6 of the TA 88) paid prior to Completion pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) is insufficient or such liability comprises interest or penalties arising by virtue of an underpayment of tax prior to Completion, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of income, profits or gains to be earned, accrued or received after Completion proving to be incorrect, or but for any other Event or Events occurring after Completion; or

3.1.9

to the extent that such liability would not have arisen but for an act, omission or transaction by or on behalf of any Purchaser Associate or any of its directors, employees or agents effected after Completion other than in the case of the Company any such act, omission or transaction carried out or effected under a legally binding commitment created on or before Completion or carried out or effected in the ordinary course of business of the Company as carried on at Completion; or

3.1.10	to the extent that such liability arises by virtue of any claim, election, surrender or disclaimer made or notice or consent given or by virtue of any other thing done after Completion by or on behalf of any Purchaser Associate or any of its directors, employees or agents (including the disclaimer of the whole or part of any Relief) other than where the making, giving or doing of such thing is taken into account in the preparation of the Final Adjustment Statement; or

3.1.11	to the extent that such liability would not have arisen or would have been reduced but for a failure or omission by or on behalf of any Purchaser Associate or any of its directors, employees or agents after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent or do any other thing, in relation to Taxation, the anticipated making giving or doing of which is taken into account in computing any provision or reserve for Taxation or otherwise in preparing the Final Adjustment Statement and where the need for such making, giving or doing was notified in writing to the Purchaser; or

3.1.12	to the extent that such liability arises from an act, omission or transaction of the Covenantor or the Company prior to Completion occurring at the request or direction of, or with the consent of the Purchaser or its advisers; or

3.1.13	to the extent that such liability is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Sale Agreement; or

3.1.14	to the extent that such liability has been made good by insurers or otherwise compensated for without cost to the Purchaser or the Company; or

3.1.15	to the extent that any income, profits or gains to which such liability is attributable are earned or received by the Company or accrued to the Company but are not reflected in the Final Adjustment Statement; or

3.1.16	to the extent that such liability arises or is increased as a consequence of any failure by the Purchaser or (after Completion) by the Company to comply with its obligations under the Sale Agreement or this Deed including for the avoidance of doubt the Purchaser’s obligations to procure that the Company carries out any act or does anything; or

3.1.17	to the extent that such liability could be or could have been extinguished or reduced by the use of any Relief (other than a Post Completion Relief) available to the Company or made available at no consideration by any Seller Associate and for this purpose any Relief arising in respect of an accounting period falling partly before and partly after Completion shall be apportioned on a time basis unless some other basis is more reasonable and any Relief shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Covenantor’s liability under this Deed; or

3.1.18

unless specific written notice of such liability specifying in reasonable detail the circumstances giving rise to such Liability for Taxation has been served on the Covenantor on or prior to one month after the Sixth anniversary of the end of the accounting period in which Completion takes place and any claim made by such notice shall (if it has not previously been satisfied, settled or withdrawn) be deemed to be withdrawn and shall become fully barred and unenforceable (and the Covenantor’s liability in respect of such claim shall absolutely terminate) at the expiry of the period of 6 months from the date of giving notice of such claim unless legal proceedings in respect thereof have been commenced by the issuing and service of such proceedings against the Covenantor.

3.2	Without prejudice and in addition to any limitations of the Covenantor’s liability in the Sale Agreement, the limitations set out in sub-clause 3.1 shall operate to limit or reduce the liability of the Covenantor in respect of claims for breach of the Warranties that relate to Tax.

3.3	The Covenantor shall not be liable in respect of any individual claim under this Tax Deed or a series of related claims or claims arising from substantially the same facts or circumstances unless (and then only to the extent that) the amount that would otherwise be recoverable from the Covenantor in respect of such claim or series of related claims or claims arising from substantially the same facts or circumstances exceeds £35,000. For the purposes of this paragraph, where a claim relates to more than one Event which would separately constitute a claim, it shall be treated as a separate claim in respect of each such Event.

4.	Payment Date and Interest

4.1	Where the Covenantor is liable to make any payment under clause 2, the due date for the making of that payment (the “Due Date”) shall be the date falling 7 days after the Purchaser has served a notice on the Covenantor demanding that payment (accompanied with supporting receipts or other proof of liability) or, if later:

4.1.1	in a case that involves a Liability for Taxation falling within sub-clause (a) of that definition (an actual payment of Taxation), the last date on which the Taxation in question has to be paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

4.1.2	in any case that involves a Liability for Taxation falling within sub-clause (b) of that definition (the set-off or use of a Post Completion Relief), the date upon which the Taxation saved by the Company would have been required to be paid to the relevant Taxation Authority; or

4.1.3	in any case that involves a Liability for Taxation falling within sub-clause (c) of that definition (the Loss of any right to repayment of Taxation), the date upon which the repayment was due from the relevant Taxation Authority.

4.1.4	in any case that involves a Liability for Taxation falling with sub-clause (d) of that definition (loss of Working Capital Relief) the last date on which the Taxation which would otherwise have been saved has to be paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question: or

4.1.5	in any case that involves a liability for Taxation falling within sub-clause (e) of that definition (group relief) the date on which such payment or repayment is due.

4.2	If a payment of Taxation prior to the date specified in sub-clause 4.1 would avoid or minimise interest or penalties, the Covenantor may choose to pay the whole or part of the amount on an earlier date or dates in which case the Purchaser shall procure that the Taxation in question is promptly paid to the relevant Taxation Authority. The Covenantor may, with the Purchaser’s consent (not to be unreasonably withheld or delayed), discharge an amount due under this Deed by making a direct payment to a Taxation Authority.

4.3	Any dispute as to the amount specified in any notice served on the Covenantor under sub-clause 4.1 or as to the Due Date shall, unless the parties agree otherwise, be determined by a firm of chartered accountants agreed between the parties (or failing such agreement by a firm of independent accountants nominated by the President for the time being of the Institute of Chartered Accountants of England and Wales), acting as expert and not as arbitrator (the costs of that determination being shared equally by the Covenantor and the Purchaser).

4.4	If any sum required to be paid by the Covenantor under this Deed is not paid on the Due Date, then, except to the extent that the Covenantor’s liability under clause 2 compensates the Purchaser for the late payment by virtue of it extending to interest and penalties, such sum shall bear interest (which shall accrue after as well as before any judgment for the same) at the rate of 1 per cent per annum over the base rate from time to time of HSBC Bank plc. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be compounded 6 monthly.

5.	Grossing up

5.1	Any sum payable by the Covenantor to the Purchaser under this Deed or (as the case may be) by the Purchaser to the Covenantor shall be paid free and clear of any deduction or withholding whatsoever, save only as may be required by law.

5.2	Subject to sub-clause 5.4, if any deduction or withholding is required by law to be made from any payment by a party under this Deed (other than a payment of interest made pursuant to sub-clause 4.4), the payer shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the payee (after taking account of any deduction or withholding) is equal to the amount which it would have received and retained had the payment in question not been subject to any deduction or withholding PROVIDED THAT, to the extent that any additional amount paid under this sub-clause 5.2 results in the payee obtaining a Relief, the payee shall pay to the payer, within 3 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under this sub-clause 5.2.

5.3	Subject to sub-clause 5.4, if the payee is subject to Taxation in respect of any payment under this Deed (other than a payment of interest made pursuant to sub-clause 4.4), the payer shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the payee (after taking account of all Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to Taxation PROVIDED THAT, to the extent that any additional amount paid under this sub-clause 5.3 results in the payee obtaining a Relief, the payee shall pay to the payer, within 3 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under this sub-clause 5.3.

5.4	If the Purchaser assigns the benefit of this Deed to any other party or if the payee is not tax resident in the United Kingdom or has some connection with a territory outside the United Kingdom, sub-clause 5.2 and sub-clause 5.3 shall only apply to the extent that they would have applied had the benefit not been so assigned, had the payee been tax resident in the United Kingdom and not had any connection with a territory outside the United Kingdom.

6.	Recovery from other persons

6.1	Where the Purchaser or the Company is or becomes entitled or may be entitled to recover from some other person not being a Purchaser Associate (but including any Taxation Authority) any amount which is referable to a Liability for Taxation or other liability which has resulted or may result in a payment being made by the Covenantor under this Deed or the Tax Warranties, the Purchaser shall or shall procure that the Company shall:

6.1.1	notify the Covenantor of its entitlement promptly (and in any event within 10 Business Days); and

6.1.2	if required by the Covenantor and, subject to the Purchaser and the Company being indemnified by the Covenantor against any Taxation that may be suffered on receipt of that amount and any reasonable third party costs and expenses properly incurred in recovering that amount, take or procure that the Company promptly takes all reasonable steps to enforce that recovery.

6.2	If the Purchaser or the Company recovers any amount referred to in sub-clause 6.1 (whether by payment, credit, discount, Relief or otherwise) then the Purchaser shall account to the Covenantor within 3 Business Days for the lesser of:

6.2.1	any amount recovered (including any related interest or related repayment supplement) less any Taxation suffered in respect of that amount and any reasonable third party costs and expenses properly incurred in recovering that amount (save to the extent that that amount has already been made good by the Covenantor under sub-clause 6.1.2); and

6.2.2	the aggregate of amounts paid by the Covenantor under clause 2 of this Deed or in relation to the Tax Warranties (to the extent not previously refunded under this Deed); and

any amount recovered and not paid to the Covenantor shall be carried forward and set-off against any future payment due from the Covenantor under this Deed or the Tax Warranties.

6.3	The Covenantor shall be kept fully informed of the progress of any action taken in accordance with this clause 6 and shall be promptly provided with copies of all relevant correspondence and documentation.

7.	Overprovisions, Refunds and Savings

7.1	If the auditors of the Company for the time being (the “Auditors”) (at the Covenantor’s request and expense) determine in writing:

7.1.1	that any provision for Taxation in the Final Adjustment Statement (including any provision for deferred Taxation) is an overprovision (an “Overprovision”); or

7.1.2	that any refund, credit or repayment of Taxation has arisen or will arise in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company before Completion (a “Refund”); or

7.1.3	that any Liability for Taxation or other liability which has resulted in a payment being made or becoming due from the Covenantor under this Deed or in respect of the Tax Warranties has given or will give rise to a repayment, Relief or tax saving for the Purchaser or the Company (or would have given rise to a repayment, Relief or tax saving but for it being set-off against another liability) and that the repayment, Relief or tax saving is attributable to the Liability for Taxation or other liability in question and which would not otherwise have arisen (a “Saving”);

then the Overprovision, Refund or Saving will be dealt with in accordance with this clause 7.

7.2	If the Purchaser or any Company discovers that there has been an Overprovision, Refund or Saving, the Purchaser shall promptly give written notice thereof to the Covenantor such notice to include reasonably sufficient details of such Overprovision, Refund or Saving and the Purchaser will use its reasonable endeavours to procure that the Auditors deal expeditiously with a request for a determination as to whether an Overprovision, Refund or Saving has arisen or will arise and will procure that the Company provides all assistance, documents and other information as may be reasonably required by the Auditors for that purpose.

7.3	The amount of the Overprovision, Refund or Saving (as determined by the Auditors) less any reasonable third party costs properly incurred by the Company or the Purchaser in obtaining the Overprovision, Refund or Saving:

7.3.1	shall first be set-off against any payment then due from Covenantor under this Deed or in respect of the Tax Warranties; and

7.3.2	to the extent there is an excess, shall be promptly (and in any event within 10 Business Days) refunded up to the amount of any previous payment or payments made by the Covenantor under this Deed or in respect of the Tax Warranties (and not previously refunded under this sub-clause); and

7.3.3	to the extent that the excess is not exhausted, be carried forward and set-off against any future payment or payments that become due from the Covenantor under this Deed or in respect of the Tax Warranties.

7.4	To the extent that an Overprovision, Refund or Saving has not, at a time when there is both no outstanding claim and no further claims which can be made by the Purchaser against the Covenantor under this Deed, been set-off, it shall forthwith be repaid to the Covenantor.

7.5	Where any determination in relation to an Overprovision, Refund or Saving has been made, the Covenantor or the Purchaser may request the Auditors (at the expense of the party making the request) to review such determination in the light of all relevant circumstances including facts which have become known only since such determination and to determine whether such determination remains correct and whether the amount that was the subject of such determination should be amended. If the Auditors determine that the amount should be amended, an adjusting payment shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

7.6	If any dispute arises as to whether there is or has been any Overprovision, Refund or Saving, such dispute shall be referred for determination to a firm of chartered accountants agreed between the Covenantor and the Purchaser (or failing such agreement to a firm of independent accountants nominated by the President for the time being of the Institute of Chartered Accountants of England and Wales), who shall act as expert and not as arbitrator (the costs of that determination being shared equally by the Covenantor and the Purchaser).

7.7	The Purchaser shall procure that all reasonable steps are taken within a reasonable time to maximize any Overprovision, Refund or Saving.

8.	Purchaser’s Covenant

8.1	Save to the extent that the Purchaser could claim payment of such amount under this Deed or the Tax Warranties but no actual payment has been made by the Covenantor or to the extent that an amount in respect of Taxation has been recovered by the Covenantor or any Seller Associate under any relevant Taxation Statute (and the Covenantor shall procure that no such recovery is sought to the extent that payment is made hereunder), the Purchaser hereby covenants to pay to the Covenantor an amount equal to:

8.1.1	any liability or increased liability to Taxation of any Seller Associate as the result of a failure by the Company or any Purchaser Associate to discharge any Taxation (including any VAT attributable to supplies made by the Company);

8.1.2	any liability or increased liability to Taxation of a Seller Associate as a result of the effecting by a Purchaser Associate of any such payment or transfer of assets as constitutes the receipt by another person of an abnormal amount by way of dividend (as defined in section 709 of the TA 88); and

8.1.3	any costs and expenses incurred by a Seller Associate in connection with a liability under this clause 8.

8.2	The provisions of clause 4 (Payment Date and Interest), Clause 5 (Grossing up) and clause 10 (Disputes and Conduct of Tax Claims) shall apply to the covenant contained in this clause 8 as they apply to the covenant in clause 2 with references to the Covenantor being replaced with references to the Purchaser and vice versa and with any other necessary modifications.

9.	Corporation Tax Returns

9.1	Subject to sub-clause 9.2, for all accounting periods ended on or before Completion, the Covenantor or its duly authorised agents shall, at the Covenantor’s cost and expense up to an amount of £50,000 with any further amount required to be borne by the Company, prepare and submit the tax returns and computations of the Company for accounting periods ending on or before Completion (the “Pre Completion Returns”) and shall prepare and submit all related documentation and correspondence and shall have conduct of the negotiation and agreement of the Pre Completion Returns and all Taxation matters (excluding the payment of Taxation) related to those periods.

9.2	The Covenantor shall or shall procure that its duly authorised agents shall:

9.2.1	submit any Pre Completion Return which has not before Completion been submitted to the applicable Tax Authority to the Purchaser at least 21 days before the date upon which it is required to be filed with the applicable Taxation Authority without incurring interest and penalties;

9.2.2	take account of all reasonable comments made by the Purchaser in relation to the Pre Completion Returns; and

9.2.3	take all reasonable steps to ensure that the Pre Completion Returns are prepared and agreed with the applicable Taxation Authority without unreasonable delay.

9.3	The Purchaser shall procure that:

9.3.1	the Pre Completion Returns and other documentation mentioned in sub-clause 9.1 shall, subject to clause 9.2 to the extent not authorised signed or submitted before Completion, be authorised, signed and, if required, submitted to the applicable Taxation Authority without amendment or with such amendments as the Covenantor agrees PROVIDED THAT the Purchaser shall not be obliged to procure the signing or submission of any Pre Completion Return that is not full, true and accurate in all material respects;

9.3.2	the Company makes or gives all claims, elections, surrenders, disclaimers, notices or consents that have been prepared by the Covenantor or its duly authorised agents pursuant to sub-clause 9.1 (including without limitation but subject to clause 11 claims, elections, surrenders, disclaimers, notices or consents related to Group Relief or Group Reallocation) provided that such claims, elections, surrenders, disclaimers, notices or consents do not result in any greater Tax or other Liability for Taxation of the Company than provided in the Final Adjustment Statement;

9.3.3	the Company gives to such person or persons as may for the time being be nominated by the Covenantor authority to prepare the Pre Completion Returns and to have conduct of related Taxation matters and confirms such authority to any relevant Taxation Authority;

9.3.4	the Company and its agents, officers or employees give (without charge) the Covenantor or its agents all such assistance as may reasonably be required to agree the Pre Completion Returns and related Taxation matters with the applicable Taxation Authority or to enable any Seller Associate to comply with its own Taxation obligations or facilitate the settlement or management of its own Taxation affairs, including (without limitation) providing access to the personnel, books, accounts and records of the Company and providing copies of relevant documentation; and

9.3.5	the Covenantor is promptly (and in any event within 10 Business Days) sent a copy of any communication from any Taxation Authority insofar as it relates to the Pre Completion Returns or related Taxation affairs of the Company.

9.4

The Purchaser or its duly authorised agents shall prepare the tax returns and computations of the Company for the first accounting period ending after Completion and shall procure that such returns and computations are, so far as it is reasonable to do so, prepared on a basis that is consistent with the manner in which the returns and computations of the Company were prepared for accounting periods ended prior to Completion. The Purchaser or its duly authorised agents shall submit such returns and computations together with any replies to enquiries from a Taxation Authority in draft form to the Covenantor for comment at least 21 days prior to the date upon which such returns and computations are required to be filed with the applicable Taxation Authority without incurring interest and penalties and shall take reasonable account of all comments made by the Covenantor.

9.5	Notwithstanding any other provision in this clause 9 and save always as may be required by law, the Purchaser shall not and shall procure that no Purchaser Associate or any of its directors, employees or agents shall, without the prior written consent of the Covenantor (not to be unreasonably withheld or delayed), submit any correspondence or return or send any other document to a Taxation Authority or do any other thing where any Purchaser Associate or any of its directors, employees or agents is aware or could reasonably be expected to be aware that submitting such correspondence or return or sending such document or doing such other thing will or is likely to:

9.5.1	give rise to, or increase, a claim under this Deed; or

9.5.2	prejudice or reduce the availability of any Group Relief surrendered or to be surrendered by any Seller Associate; or

9.5.3	prevent or limit any Group Reallocation; or

9.5.4	otherwise adversely affect the Taxation position of any Seller Associate;

without first affording the Covenantor a reasonable opportunity to comment thereon and without taking account of any comments received so far as it is reasonable to do so.

9.6	For the avoidance of doubt, this clause 9 shall not apply or shall cease to apply to any matter that is or becomes the subject of a Tax Claim and that is therefore governed by clause 10 of this Deed.

9.7	The Covenator’s rights under this clause cease if the Covenantor fails to comply with any of its obligations under this clause 9 or if the Covenantor takes corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, trustee or similar officers of it or of any of its assets.

9.8	This Clause 9 shall not impose any obligation on the Purchaser if the Covenantor or the Company has committed an act or is responsible for an omission which constitutes fraudulent or negligent conduct.

9.9	The Covenantor will use all reasonable endeavours to agree the Tax matters for which it is responsible under clause 9.1 as soon as reasonably practicable and will deal with such matters promptly and diligently.

10.	Disputes and Conduct of Tax Claims

10.1	If the Purchaser or the Company shall become aware of a Tax Claim (or if the Purchaser or the Company shall become aware that any surrender of Group Relief or Group Reallocation made between the Company and any Seller Associate may be ineffective) the Purchaser shall or shall procure that the Company shall as soon as possible (and in any event within 10 Business Days) give written notice thereof to the Covenantor such notice to include reasonably sufficient details of such Tax Claim or surrender of Group Relief or Group Reallocation, the due date for any payment and the time limits for any appeal and, so far as practicable, the amount of any claim or intended claim against the Covenantor under this Deed.

10.2	Subject to sub-clause 10.4, if the Covenantor so directs in writing, the conduct of a Tax Claim shall be delegated to the Covenantor upon such terms as may be agreed from time to time between the Purchaser and the Covenantor PROVIDED THAT, unless the Purchaser and the Covenantor specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

10.2.1	all written communications pertaining to the Dispute which are transmitted to the relevant Taxation Authority shall be copied to the Purchaser;

10.2.2	the Covenantor shall keep the Purchaser informed of the material progress of any Dispute;

10.2.3	the Covenantor shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is in its reasonable opinion likely to have a material adverse effect on the future liability to Taxation of the Company or of the Purchaser without the prior approval of the Company and the Purchaser (not to be unreasonably withheld or delayed);

10.2.4	the Purchaser shall procure that the Company gives to such person or persons as may for the time being be nominated by the Covenantor authority to conduct the Dispute and confirms such authority to any relevant Taxation Authority;

10.2.5	the Purchaser shall and shall procure that the Company and its agents, officers or employees shall give (without charge) the Covenantor or its agents all such assistance as may reasonably be required to conduct the Dispute, including (without limitation) providing access to the personnel, books, accounts and records of the Company, providing copies of relevant documentation and requiring personnel to provide statements and proofs of evidence and to attend at any trial or hearing to give evidence or otherwise.

10.3	Subject to sub-clause 10.4, where conduct of a Tax Claim is not delegated to the Covenantor pursuant to sub-clause 10.2, if the Covenantor shall indemnify the Company to the Purchaser’s reasonable satisfaction against all liabilities, reasonable third party costs, damages or expenses which may be properly incurred thereby including any additional Liability for Taxation, the Purchaser shall and shall procure that the Company shall take such action as the Covenantor may request by notice in writing given to the Company and the Purchaser to avoid, dispute, defend, resist, appeal, compromise or settle such Tax Claim.

10.4	Subject to clause 10.5, if the Covenantor does not request that conduct of a Tax Claim be delegated to the Covenantor in accordance with sub-clause 10.2 and does not request that the Purchaser or the Company take any action under sub-clause 10.3 of this Deed within a period of time that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim or if the Covenantor fails to indemnify the Company within a reasonable period of time or if the Covenantor notifies the Purchaser or the Company to the effect that it no longer wishes to pursue the Dispute, the Purchaser shall have the conduct of a Tax Claim and shall be free to reach a reasonable settlement or compromise PROVIDED THAT the Covenantor shall promptly be sent a copy of all correspondence and documentation relating to the Tax Claim.

10.5	Notwithstanding any other provision in this clause 10 and save always as may be required by law, the Purchaser shall not and shall procure that no Purchaser Associate or any of its directors, employees or agents shall, without the prior written consent of the Covenantor (not to be unreasonably withheld or delayed), submit any correspondence or return or send any other document to a Taxation Authority or do any other thing where any Purchaser Associate or any of its directors, employees or agents is aware or could reasonably be expected to be aware that submitting such correspondence or return or sending such document or doing such other thing will or is likely to:

10.5.1	give rise to, or increase, a claim under this Deed; or

10.5.2	prejudice or reduce the availability of any Group Relief surrendered or to be surrendered by any Seller Associate; or

10.5.3	prevent or limit any Group Reallocation; or

10.5.4	otherwise adversely affect the Taxation position of any Seller Associate;

without first affording the Covenantor a reasonable opportunity to comment thereon and without taking account of any comments received so far as it is reasonable to do so.

10.6	The Covenator’s rights under this clause cease if the Covenantor fails to comply with any of its obligations under this clause 10 or if the Covenantor takes corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, trustee or similar officers of it or of any of its assets.

10.7	This Clause 10 shall not impose any obligation on the Purchaser if the Covenantor or the Company has committed an act or is responsible for an omission which constitutes fraudulent or negligent conduct.

11.	Group Relief

11.1	Notwithstanding the generality of this clause 11, if the Covenantor shall become liable to make any payment under clause 2 of this Deed or in respect of the Tax Warranties, the Covenantor may at its option surrender or procure the surrender, (without payment) to the Company of Group Relief or make or procure a Group Reallocation or make or procure a payment of an amount not exceeding the “available compensating adjustment” determined in accordance with paragraph 7A(3) of Schedule 28AA to the TA 88. To the extent that the Liability for Taxation giving rise to the liability under clause 2 of this Deed is reduced or eliminated thereby or to the extent that a payment is made, there shall be a corresponding reduction or elimination of the Covenantor liability under clause 2 of this Deed. The Purchaser shall procure that the Company shall promptly (and in any event within any applicable statutory time limit) take such steps as may reasonably be required by the Covenantor to facilitate or permit such a surrender of Group Relief, Group Reallocation or payment.

11.2

Subject to the following provisions of this clause 11 and without prejudice to the generality of clause 9 the Purchaser shall procure that the Company shall, in respect of any time or period falling prior to Completion (which for the purposes of this clause 11 shall include for the avoidance of doubt any overlapping period pursuant to section 403A of the TA 88), make or give any claim, election, surrender, notice or consent (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendment to or withdrawal of any earlier claim, election, surrender, notice or consent) as the Covenantor shall direct in connection with any surrender of Group Relief or Group Reallocation by or to any Seller Associate to or by (as the case may be) the Company.

11.3	Where the Company enters into any Group Relief or Group Reallocation arrangement (an “Arrangement”) pursuant to sub-clause 11.2 and makes a saving of Taxation or otherwise receives a Taxation benefit or Relief that would not have arisen but for the Arrangement in question then, other than to the extent that such saving, benefit or Relief is treated as an asset or is assumed in computing the Completion Working Capital, the Covenantor may require the Company to make a payment to the relevant Seller Associate in relation to the Arrangement up to a maximum amount as leaves the Company in the same net after-Tax position as if the Arrangement had not been entered into. The Covenantor shall specify the due date for the making of any such payment by the Company PROVIDED THAT the specified due date must not be such as to leave the Company in a cashflow position that is worse than if the Arrangement in question had not been entered into.

11.4	Where the Company enters into any Arrangement pursuant to sub-clause 11.2 and has a Taxation liability that would not have arisen but for the Arrangement in question (or a Relief that would have been available to the Company but for the Arrangement in question ceases to be available or is reduced) then, other than to the extent that such Taxation liability or the unavailability or reduction in the Relief is assumed in computing the Completion Working Capital, the Covenantor shall make or shall procure that the relevant Seller Associate makes a payment to the Company in relation to the Arrangement of a minimum amount as leaves the Company in the same net after-Tax position as if the Arrangement had not been entered into. The Covenantor shall specify the due date for the making of any such payment to the Company PROVIDED THAT the specified due date must not be such as to leave the Company in a cashflow position that is worse than if the Arrangement in question had not been entered into.

11.5	Clause 7 shall not apply to any Taxation refund to the extent that a payment is made under this clause 11 to any Seller Associate that is attributable to that Taxation refund.

12.	VAT

12.1	In this clause 12 the following expressions shall have the following meanings:

12.1.1	“Exit Date” means such date as HM Revenue & Customs specifies by notice to the Company, the Covenantor or the Representative Member as being the date from which it shall terminate the treatment of the Company as a member of the VAT Group;

12.1.2	“Notional VAT Liability” or “Notional VAT Credit” of the Company for the Relevant VAT Period means (in the case of a Notional VAT Liability) the amount of VAT for which the Company would have been liable to account to HM Revenue & Customs for the Relevant VAT Period or (in the case of a Notional VAT Credit) the amount of VAT which the Company would have been entitled to reclaim from HM Revenue & Customs for the Relevant VAT Period if (in either such case) the Company had been separately registered for VAT purposes throughout the Relevant VAT Period but there were disregarded any supply made to or by the Company by or to any member of the VAT Group;

12.1.3	“Relevant VAT Period” means, in respect of the Company, the period (if any) from the day after the date of Completion to the Exit Date, which shall, for the purposes of this clause 12 be assumed to constitute a prescribed accounting period (as defined in VATA);

12.1.4	“Representative Member” means Blockbuster Entertainment Limited (registered in England with number 02111417) whose registered office is at Harefield Place, The Drive, Uxbridge, Middlesex UB10 8AQ, being the representative member of the VAT Group;

12.1.5	“VATA” means the Value Added Tax Act 1994; and

12.1.6	“VAT Group” means the group of companies for the purposes of VAT of which the Company is a member immediately prior to Completion.

12.2	The Covenantor shall promptly after Completion apply to HM Revenue & Customs under section 43C of VATA to remove the Company from the VAT Group with effect from the end of the day on which Completion occurs. The Covenantor shall keep the Purchaser informed of the progress of the application and shall promptly provide copies of all correspondence. The Purchaser shall also keep the Covenantor informed and shall promptly provide to the Covenantor copies of any correspondence received by a Purchaser Associate relating to such application.

12.3	The Covenantor shall, within 30 days of receiving notice of the Exit Date, deliver to the Purchaser a statement, together with reasonable explanatory details, workings and calculations (the “VAT Statement”) certifying whether the Company has a Notional VAT Liability or a Notional VAT Credit for the Relevant VAT Period and, if so, the amount of such Notional VAT Liability or Notional VAT Credit.

12.4	The Purchaser shall procure that the Company provides such information and assistance as the Covenantor may reasonably require for the purposes of preparing the VAT Statement. The Covenantor shall act in good faith and shall use reasonable skill and care in preparing the VAT Statement and, subject to sub-clause 12.7, the VAT Statement shall, in the absence of manifest error, be binding on the parties.

12.5	If the VAT Statement shows that the Company has a Notional VAT Liability, the Purchaser shall procure that the Company pays to the Covenantor (on behalf of the Representative Member) an amount equal to such Notional VAT Liability within fourteen days of delivery of the VAT Statement to the Purchaser under sub-clause 12.3.

12.6	If the VAT Statement shows that the Company has a Notional VAT Credit, the Covenantor shall pay to the Purchaser (on behalf of the Company) an amount equal to such Notional VAT Credit within fourteen days of delivery of the VAT Statement to the Purchaser under sub-clause 12.3.

12.7

The Covenantor undertakes to notify the Purchaser in writing if, as a result of any circumstances (including the receipt of any communication from HM Revenue & Customs), it becomes apparent that the original VAT Statement was incorrect. In this event, the Covenantor shall, as soon as reasonably practicable and acting in good faith and using reasonable skill and care, produce and deliver to the Purchaser a revised VAT

Statement, together with reasonable explanatory details, workings and calculations. Within 14 days of the delivery of the revised VAT Statement, the Purchaser and Covenantor shall make any payments necessary to ensure that the net amount paid by the Purchaser or (as the case may be) the Covenantor under sub-clause 12.5 and sub-clause 12.6 is equal to what it would have been if the original VAT Statement had been the revised VAT Statement.

12.8	No payment made by the Purchaser pursuant to this clause 12 or any other thing done by the Company or the Purchaser pursuant to this clause 12 shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Covenantor under this Deed in respect of any such liability as is mentioned in clause 2.

12.9	This clause 12 shall not apply to any payment or repayment as is referred to in clause 2.4.

13.	Transfer Pricing

13.1	If:

13.1.1	any Taxation Authority determines that the provisions of Schedule 28AA of the TA 88 (“Schedule 28AA”) apply to any transaction or series of transactions between the Company and a Seller Associate; and

13.1.2	paragraph 6(1) of Schedule 28AA would apply to the relevant transaction or series of transactions; and

13.1.3	the Company would be the “disadvantaged person” as defined in paragraph 6(1)(b) of Schedule 28AA in relation to such transaction or series of transactions,

then the Purchaser shall procure that the Company pays to the Covenantor (on behalf of the relevant Seller Associate) by way of balancing payment an amount determined in accordance with clause 13.2 below.

13.2	The amount payable to the Covenantor shall be an amount equal to the “available compensating adjustment” determined in accordance with paragraph 7A(3) of Schedule 28AA multiplied by the Effective Rate of Corporation Tax for the accounting period of the Company for which the “available compensating adjustment” was determined..

13.3	Where any amount has been determined in accordance with clause 13.2 above, the Covenantor or the Purchaser may request the Auditors (at the expense of the party making the request) to review such determination in the light of all relevant circumstances including facts which have become known only since such determination and to determine whether such determination remains correct and whether the amount that was the subject of such determination should be amended. If the Auditors shall determine that the amount should be amended, an adjusting payment shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

14.	Third Party Rights

Nothing in this Deed is intended to confer on any person any right to enforce any term of this Deed which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

15.	General

15.1	Any payment made by the Covenantor under this Deed shall (so far as possible) be by way of reduction in, and repayment of, the consideration for the Shares under the Sale Agreement. Any payment made by the Purchaser under this Deed shall (so far as possible) be by way of an increase in the consideration for the Shares under the Sale Agreement.

15.2	The provisions of the following clauses of the Sale Agreement shall have effect as if incorporated into this Deed mutatis mutandis with references to the Seller being replaced with references to the Covenantor, references to this Agreement being replaced with references to this Deed and with any other necessary modifications:

clause 16 (Assignment), clause 17 (Waiver; variation; invalidity), clause 18 (Costs and expenses), clause 20 (Entire Agreement and financial promotion), clause 21 (Counterparts), clause 22 (Time of the essence), clause 23 (Notices) and clause 24 (Governing law and jurisdiction).

15.3	For the purposes of determining whether a Liability for Taxation or a Relief relates to a pre or post Completion period, an accounting period of the Company shall be deemed to have ended on Completion.

15.4	In determining the extent to which any provision or reserve for Taxation made in the Completion Accounts is sufficient, any Liability for Taxation of the Company for the accounting period current at Completion shall be apportioned on a just and reasonable basis having regard to Events occurring pre and post Completion and to gross receipts, income, profits or gains earned, accrued or received by the Company pre and post Completion. Notwithstanding the generality of this clause, once the Completion Accounts have been agreed in accordance with the Sale Agreement it shall be assumed that any provision or reserve in respect of Taxation for the period between the Balance Sheet Date and Completion is sufficient to cover all Liability for Taxation arising in that period unless there was a material error in computing the profits or gains for that period or the Liability for Taxation relates to matters not taken into account in the preparation of the Completion Accounts.

AS WITNESS the hands of the Parties or their duly authorised representatives on the date first appearing at the head of this Deed.

The Schedule begins on the next page.

Schedule 1

The Companies

Name	Registered Number	Registered Office
Games Station Limited	03547594	Harefield Place, The Drive, Uxbridge, Middlesex, UB10 8AQ
Gamestation Limited	04120965	Harefield Place, The Drive, Uxbridge, Middlesex, UB10 8AQ

Signatures to this Deed begin on the next page.

Signed as a deed by	)
BLOCKBUSTER UK LIMITED	)
acting by its duly authorised attorney	)	/s/ Eamonn Feeney
Eamonn Feeney	)	Duly Authorised Attorney
in the presence of:	)

Name of witness:	Andrew Feeney

Signature:	/s/ Andrew Ellis

Address:	Harefield Place, The Drive
Uxbridge, UB108AQ

Occupation:	Solicitor

SIGNED AS A DEED	)	/s/ Lisa Morgan
by THE GAME GROUP PLC	)	Director

acting by	)	/s/ David Thomas
	)	Secretary